UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 28, 2013

TriCo Bancshares

(Exact name of registrant as specified in its charter)

California	0-10661	94-2792841
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

63 Constitution Drive, Chico, California	95973
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 898-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Employment Agreement

On March 28, 2013, TriCo Bancshares (“TriCo”) entered into an amended employment agreement with Richard P. Smith, its president and chief executive officer, which provides Mr. Smith with a base annual salary of $508,165 for 2013 with potential future increases as determined by the compensation and management succession committee of TriCo’s board of directors. Mr. Smith is eligible to receive an annual incentive bonus and stock options and other equity awards. Mr. Smith is entitled to 20 paid vacation days annually, a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is eligible to participate in TriCo’s 401(k) savings plan, its employee stock ownership plan, an executive deferred compensation plan and a supplemental executive retirement plan. Mr. Smith and his dependents receive disability, health, dental or other insurance benefits available to all of TriCo’s employees generally.

The term of Mr. Smith’s amended employment agreement ends in April 2014 but the agreement automatically extends for an additional one-year term each year unless one party notifies the other party to the contrary 90 days prior to the renewal date. If Mr. Smith is terminated without cause and not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary, a prorated amount of his minimum guaranteed annual bonus through that date and the amount of his salary that would be payable if his employment had not been terminated until the end of the then-current term. If within one year following a change of control of TriCo, Mr. Smith is terminated other than for cause or terminates his employment after a material adverse change in his title, compensation or responsibilities, he would be entitled to receive a severance payment equal to twice the combined amount of his annual salary in effect at that time plus his most recent annual bonus, paid in 24 equal monthly installments; provided that the present value of those payments shall not be more than 299% of his compensation as defined by section 280G of the Internal Revenue Code.

This description is qualified by the terms of Mr. Smith’s amended employment agreement, a copy of which is filed as an exhibit to this report.

Amendment to 2009 Equity Incentive Plan

On March 28, 2013, TriCo’s compensation and management succession committee approved an amendment to the company’s 2009 Equity Incentive Plan that would (1) increase the number of shares of common stock available for awards under the plan from 650,000 to 1,650,000 and (2) increase the annual limit on the number of shares underlying awards that may be granted to any single participant from 65,000 to 300,000. The amendment is subject to shareholder approval at TriCo’s annual meeting of shareholders to be held on May 9, 2013. TriCo has not made a decision about how any additional awards will be granted under the plan.

Item 9.01	Financial Statements and Exhibits

The exhibit list called for by this Item is incorporated by reference to the exhibit index filed as part of this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2013	TRICO BANCSHARES
(Registrant)

	By:	/s/ Thomas J. Reddish
Thomas J. Reddish
Executive Vice President
Chief Financial Officer

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Exhibit Index

Exhibit 10.1	Amended Employment Agreement dated as of March 29, 2013 between TriCo Bancshares and Richard P. Smith

Exhibit 10.2	2009 Equity Incentive Plan, as amended subject to shareholder approval.

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